EXHIBIT 99.1

EyeGate Signs Licensing Agreement with Valeant Pharmaceuticals for EGP-437 Combination Product in Uveitis

Company to Receive Upfront Cash Payment, Milestones and Royalties on Sales of Product

Waltham, MA, July 10, 2015 –Eyegate Pharmaceuticals, Inc. (OTCQB: EYEG) (“EyeGate” or the “Company”), a specialty pharmaceutical company that focuses on developing and commercializing therapeutics and drug delivery systems for treating diseases of the eye, today announced that it has entered into an exclusive, worldwide licensing agreement with a subsidiary of Valeant Pharmaceuticals International, Inc. (NYSE/TSX: VRX) (“Valeant”) through which EyeGate has granted Valeant exclusive, worldwide commercial and manufacturing rights to its EyeGate® II Delivery System and EGP-437 combination product (“Product”) in the field of uveitis, as well as a right of last negotiation to license the Product for other indications.

Under the agreement, EyeGate will receive an upfront cash payment, development-based milestone payments related to the completion of development for the indication of anterior uveitis and an approval-based milestone payment upon receipt of FDA approval of the Product. Additionally, the Company would receive royalties based on net sales, as well as additional milestone payments based on the achievement of certain cumulative sales milestones. Eyegate shall be responsible for the development of the Product in the U.S. for the indication of anterior uveitis, together with the costs associated therewith. Valeant has the right to develop the Product in the field outside of the U.S. and has agreed to fund 100% of any costs associated therewith.

“This licensing agreement provides a significant validation for the EGP-437 combination product and has transformative potential for EyeGate. Valeant is among the largest and most respected companies in the ophthalmology space, and we are thrilled to be working with them to advance our lead product candidate,” said Stephen From, President and Chief Executive Officer of EyeGate. “We believe that the iontophoretic delivery of EGP-437 via the EyeGate® II Delivery System represents a compelling new approach to the treatment of uveitis that could improve patient outcomes through increased adherence.”

About EyeGate:

EyeGate is a clinical-stage specialty pharmaceutical company that is focused on developing and commercializing therapeutics and drug delivery systems for treating diseases of the eye. EGP-437, the Company’s first and only product in clinical trials, incorporates a reformulated topically active corticosteroid, dexamethasone phosphate that is delivered into the ocular tissues through EyeGate’s proprietary innovative drug delivery system, the EyeGate(R) II Delivery System. For more information, please visit www.EyeGatePharma.com.

Safe Harbor Statement:

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the commercialization efforts and other regulatory or marketing approval efforts pertaining to EyeGate’s products, including EGP-437, as well as the success thereof. Such approvals or success may not be obtained or achieved on a timely basis or at all.  These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, certain risk factors described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 31, 2015, or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. EyeGate expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACT:

Lee Roth / Joseph Green

The Ruth Group for EyeGate Pharmaceuticals

646-536-7012 / 7013

lroth@theruthgroup.com / jgreen@theruthgroup.com